Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

Bionomics Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title(1)	Fee Calculation Rule		Amount Registered(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary Shares, as represented by American Depositary Shares	457	(c)	233,367,480	$0.004361389	$1,017,806.33	$0.00014760	$150.23
Fees to Be Paid	Equity	Ordinary shares underlying the American Depositary Shares issuable upon exercise of accompanying warrants	457	(c)	2,277,462,960	$0.004361389	$9,932,901.65	$0.00014760	$1,466.10
Fees to Be Paid	Equity	Ordinary shares underlying the American Depositary Shares issuable upon exercise of pre-funded warrants	457	(c)	1,130,382,900	$0.004361389	$4,930,039.42	$0.00014760	$727.67
	Total Offering Amounts						$15,880,747.40		$2,344.00
	Total Fee Offsets								$0
	Net Fee Due								$2,344.00

(1)	American Depositary Shares, or ADSs, each representing one hundred and eighty ordinary shares, issuable upon deposit of the ordinary shares registered hereby have been registered pursuant to a separate registration statement on Form F-6 filed on December 10, 2021 (File No. 333-261582).

(2)	Pursuant to Rule 416 under the Securities Act of 1933, this registration statement includes an indeterminate number of additional shares that may be offered and sold to prevent dilution resulting from share splits, share dividends, recapitalizations or similar transactions.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based on the average of the high and low sale prices of the registrant’s ADSs on the Nasdaq Global Market on June 13, 2024, or $0.78505, divided by 180 (to give effect to the 180:1 ratio of ordinary shares to ADSs).